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EXHIBIT 99



NEWS RELEASE

                                                    CorVel Corporation
                                                    1920 Main St., Suite 1090
DATE:  January 24, 1997                             Irvine, CA  92614
                                                    http://www.corvel.
                                                    Contact:  Gordon Clemons
                                                    (714) 851-1473

                                                    North Star Universal
                                                    6479 City West Parkway
                                                    Eden Prairie, MN  55344
                                                    Contact:  Peter Flynn
                                                    (612) 941-3200

FOR IMMEDIATE RELEASE


CORVEL ANNOUNCES EXPANDED SHARE BUYBACK:NORTHSTAR ANNOUNCES SALE OF STOCK

Irvine, CA . . . January 24, 1997. CorVel Corporation (CRVL - NASDAQ National Market), reported the purchase of an additional 200,000 shares of its common stock, and approved the future repurchase of an additional 70,000 shares. The company had previously repurchased 78,000 shares during the fourth quarter of 1996.

The 200,000 shares were purchased Friday, January 24 at $25.75 per share from North Star Universal, Inc. (NSRU-NASDAQ). North Star, located in Minneapolis, MN, continues to hold 1,025,000 shares of CorVel stock, comprising 23% of the outstanding common shares of CorVel. "This sale of CorVel stock was necessary to optimize our restructuring of North Star," said Jeff Michael, North Star's President and CEO. "We have been long term investors in CorVel, and continue




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 to be the largest shareholder.  CorVel's prospects in managed care reflect the kind of investment in which we like to be positioned," Mr. Michael continued.

In a series of transactions expected to be completed during the first quarter of 1997, North Star is distributing its position in CorVel together with its two technology companies: Americable, Inc. and Transition Networks, Inc. The remaining assets of North Star will be merged with Michael Foods, Inc. (MIKL-NASDAQ), a food processing and distribution company originally founded by North Star. Mr. Michael and North Star's executive vice-president, Peter Flynn, have been members of CorVel's board of directors since prior to its original public offering of stock in July of 1991.

"CorVel has been generating cash in excess of its operating needs, and is pursuing stock repurchases as a part of its overall plan to optimize long term shareholder value," said Gordon Clemons, CorVel's chairman. CorVel has 4,397,000 shares outstanding after the purchase.

CorVel Corporation is an independent, nationwide provider of managed care services to employers and insurers. The company builds and operates networks of providers (PPO's) who deliver healthcare services to employees insured under employee benefit programs as well as workers compensation and auto statutes. CorVel supports its PPO's with patient management and provider reimbursement services, delivered through a network of 150 offices in 48 states.
BVH/NSU/Corp Reorg/ENStar Docs/Form 8-k/1.31.97